UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2022 (January 10, 2022)

DICK’S SPORTING GOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31463	16-1241537
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Court Street, Coraopolis, PA 15108

(Address of Principal Executive Offices)

(724) 273-3400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DKS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement; Notes Offering

On January 10, 2022, DICK’S Sporting Goods, Inc., a Delaware corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters named therein (the “Underwriters”), with respect to the Company’s issuance and sale of $750,000,000 aggregate principal amount of its 3.150% Senior Notes due 2032 (the “2032 Notes”) and $750,000,000 aggregate principal amount of its 4.100% Senior Notes due 2052 (the “2052 Notes” and, together with the 2032 Notes, the “Notes”).

The Underwriting Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the Notes, indemnification and contribution obligations and other terms and conditions customary in agreements of this type.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking, hedging, brokerage or advisory services for the Company for which they have received, and will receive, customary fees and expenses. In particular, affiliates of certain of the Underwriters are expected to be agents and/or lenders under the Credit Agreement and, in the case of U.S. Bancorp Investments, Inc., an affiliate is acting as Trustee (as defined below).

On January 14, 2022, the Company completed the registered offering and issuance of the Notes.

The Notes were issued under a base indenture, dated as of January 14, 2022 (the “Base Indenture”), as supplemented by a supplemental indenture, dated as of January 14, 2022 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case by and between the Company and U.S. Bank National Association, as trustee.

The Notes are unsecured, unsubordinated obligations of the Company and rank equally in right of payment to all of the Company’s existing and future unsecured and unsubordinated debt and other obligations.

The 2032 Notes mature on January 15, 2032 and bear interest at the rate of 3.150% per annum. The 2052 Notes mature on January 15, 2052 and bear interest at the rate of 4.100% per annum. The Company is required to pay interest on the Notes semi-annually, in arrears, on January 15 and July 15 of each year, commencing on July 15, 2022, to holders of record on the preceding January 1 and July 1, respectively, immediately preceding the applicable interest payment date.

We estimate that the net proceeds to us from the sale of the Notes will be approximately $1.48 billion, after deducting underwriting discounts and estimated offering expenses payable by the Company. We expect to use the net proceeds from the offering of the Notes for general corporate purposes, which may in the future include repurchases of our existing 3.25% convertible senior notes due 2025 or common stock.

The Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time prior to (i) in the case of the 2032 Notes, October 15, 2031 (the date that is three months before the maturity date of the 2032 Notes), and (ii) in the case of the 2052 Notes, July 15, 2051 (the date that is six months before the maturity date of the 2052 Notes) (the applicable date with respect to each such series of Notes, the “ Applicable Par Call Date”), in each case, at a “make-whole” price described in the Supplemental Indenture plus accrued and unpaid interest to, but excluding, the redemption date. In addition, on or after the Applicable Par Call Date, the Company may redeem either series of the Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

In the event of a Change of Control Triggering Event (as defined in the Supplemental Indenture) with respect to the Notes of either series (subject to certain exceptions described in the Supplemental Indenture), the Company will be required to make an offer to each holder of the applicable Notes of such series to repurchase all or part of its Notes of such series at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

The Indenture contains certain covenants that, among other things, restrict the Company’s and certain of its subsidiaries’ ability to incur certain indebtedness secured by liens on certain assets and limit the ability of the Company to make certain fundamental changes, in each case subject to a number of exceptions and qualifications described in the Indenture. The Indenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable, as applicable.

The foregoing descriptions of the Indenture, the Supplemental Indenture and the Underwriting Agreement are qualified in their entirety by reference to the full text of the Base Indenture, the Supplemental Indenture and the Underwriting Agreement, respectively, which are included as Exhibits 4.1, 4.2 and 1.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Revolving Credit Facility

On January 14, 2022, the Company entered into a credit agreement (the “Credit Agreement”), with Wells Fargo Bank, National Association, as administrative agent, providing for a $1.6 billion unsecured revolving credit facility (the “Revolving Credit Facility”), of which up to $75 million is available for letters of credit.

The Revolving Credit Facility will mature on January 14, 2027, subject to extensions permitted under the Credit Agreement. The loans under the Revolving Credit Facility bear interest at an alternate base rate or an adjusted secured overnight financing rate plus, in each case, an applicable margin which will initially be 0.125% with respect to the alternate base rate and 1.125% with respect to the adjusted secured overnight financing rate, subject to adjustment based on the Company’s public debt rating. The Revolving Credit Facility allows voluntary repayment of outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to secured overnight financing rate loans. There is no required amortization under the Revolving Credit Facility.

The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default customary for unsecured financings of this type, including negative covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to incur liens, limit the ability of the Company to make certain fundamental changes and limit the ability of the Company’s non-guarantor subsidiaries to incur indebtedness, in each case subject to a number of important exceptions and qualifications. The Credit Agreement also contains a maximum lease-adjusted leverage ratio covenant.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Termination of Existing Credit Agreement

In connection with entry into the Credit Agreement as described in Item 1.01 above, on January 14, 2022, the Company terminated all commitments and repaid all obligations under the Company’s existing Amended and Restated Credit Agreement, dated as of August 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to such date, the “Existing Credit Agreement”), by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.

Upon the termination of the Existing Credit Agreement, all of the guarantees of the obligations under the Existing Credit Agreement were terminated and all liens granted under the Existing Credit Agreement were released.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

The Notes are registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (Registration No. 333-262012) that the Company filed with the Securities and Exchange Commission on January 5, 2022. The Company is filing certain exhibits as part of this Current Report on Form 8-K for purposes of such Registration Statement. See “Item 9.01. Financial Statements and Exhibits.”

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits. The following exhibits are being filed herewith:

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of January 10, 2022, by and among DICK’S Sporting Goods, Inc., and BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

4.1	Indenture, dated as of January 14, 2022, between DICK’S Sporting Goods, Inc. and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture, dated as of January 14, 2022, between DICK’S Sporting Goods, Inc. and U.S. Bank National Association, as trustee.

4.3	Form of 3.150% Senior Notes due 2032 (included in Exhibit 4.2).

4.4	Form of 4.100% Senior Notes due 2052 (included in Exhibit 4.2).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz, relating to the Notes.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

10.1	Credit Agreement, dated as of January 14, 2022, among DICK’S Sporting Goods, Inc., Wells Fargo Bank, National Association, as administrative agent and the lenders and other parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICK’S SPORTING GOODS, INC.

Date: January 14, 2022	By:	/s/ Navdeep Gupta
	Name:	Navdeep Gupta
	Title:	Executive Vice President and Chief Financial Officer